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                                                                 Exhibit 10.57

[AMD Letterhead]


September 27, 2000



Robert J. Rivet
4319 Lakeway Blvd.
Austin, TX  78734

Dear Bob:

I am pleased to extend to you this offer to join AMD, Inc. as Senior Vice President and Chief Financial Officer, reporting to Hector Ruiz, President and Chief Operating Officer on the terms set forth below;

1.  Base Salary - Your initial base salary will be $35,416.67 per month
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    ($425,000 per year) paid biweekly. Your base salary will be reviewed on an annual basis, generally in April. Any increase you may receive in April of 2001 will be prorated to reflect actual number of months in AMD's employ.

2.  Bonus - You will participate in AMD's Vice President Incentive Plan (VPIP)
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    with a short term component target of 50%, and a long term component target of 30%. Any bonus payment for which you may qualify in 2000 will be prorated to reflect actual number of months in AMD's employ. Details of this plan are described in the enclosed VPIP Summary Brochure.

    In addition, in the event that you forfeit any part of the Motorola 2000 annual bonus, including both the short-term and long-term component, to which you would have been entitled, AMD will pay you an equivalent amount, not to exceed $425,000, on the date the bonus would have been paid by Motorola.

3.  Stock Options - On your first day of employment (the commencement date),
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    subject to the approval of the Compensation Committee of our Board of
    Directors, you will be granted a nonqualified stock option to purchase 200,000 shares of AMD common stock at an exercise price equal to the closing price of AMD common stock on the grant date. Starting in 2001, your annual grant target is 100,000 options.

      Vesting
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      200,000 options
            . 125,000 vest on the first anniversary of the grant date . 75,000 vest ratably over the 12-month period immediately following the first anniversary.

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      100,000 options annual grant target beginning in 2001
            . 50,000 shares vest on the first anniversary of the grant date . 50,000 vest ratably over the 12-month period immediately following the first anniversary.
    Actual number of shares granted may be more or less than 100,000, depending on personal performance and competitive market considerations.

4.  Restricted Stock - Subject to the approval of the Compensation Committee
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    of our Board of Directors you will be granted 30,000 shares of restricted stock with par value of $0.01 on your commencement date.
      Vesting
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      30,000 shares of restricted stock
            .  10,000 vest in mid July 2001
            .  10,000 vest in mid July 2002
            .  10,000 vest in mid July 2005

A sample vesting schedule is shown in Exhibit A. Shares shown as granted in 2001 and beyond are intended to demonstrate how shares vest over time.

5.  Special Employment Bonus - AMD will pay you a hire-on bonus of $370,000,
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    subject to approximate tax withholding, within 10 days of the beginning of the quarter following your commencement date.

6.  Retirement Benefit Replacement - Subject to your continued employment by
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    AMD, the Company will provide you with a lump sum cash payment at age 57 of an amount estimated to be the projected benefit payable to you under the Motorola Elected Officers Supplemental Retirement Plan on the date you attain age 57. If you retire from AMD at or after age 55 but prior to age 57, you will be eligible to receive at age 57 a benefit similar to what you would be projected to receive under the Motorola Elected Officers Supplemental Retirement Plan. During the next few weeks, we will work with you and your financial advisor to determine the amount of this payment as well as the terms and conditions of the agreement under which this benefit will be provided.

7.  Involuntary Termination through 12/31/01 - In the event of your involuntary
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    termination by AMD between your commencement date and January 1, 2002
    (other than for cause or as a result of a change in control) we will pay you an amount equal to one year's salary at the rate then in effect, plus an amount you would have earned under the Vice President Incentive Plan
    (VPIP) had you continued employment through the end of the year in which employment terminated, and we will accelerate the vesting of all unvested options and restricted stock granted to you on your commencement date (the initial grant).

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8.  Management Continuity Agreement - Certain benefits will be available to
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    you in the event of a change in control, which includes any change of a nature which would be required to be reported in response to Item 6(e) of
    Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. A change in control is conclusively presumed to have occurred on:

      . Acquisition by an person, other than AMD, or any employee benefit plan of ours, of beneficial ownership of more than 20% of the combined voting power of our then outstanding securities.
      . A change of the majority of the Board of Directors during any two consecutive years, unless certain conditions of Board approval are met.
      . A determination by certain members of the Board within one year after an event that such event constitutes a change in control.

    The management continuity agreements provide that, in the event of a change in control, we will reimburse you for any federal excise taxes (and taxes on those taxes) payable as a result of benefits received from us. The agreements provide that, if within two years after a change in control your employment is terminated by the company or you are constructively discharged you will receive:

      . A severance benefit equal to three times the sum of your rate of base compensation plus the average of your two highest bonuses in the last five years.
      .   Payment of your accrued bonus.
      .   Twelve months' continuation of other incidental benefits, and
      . Full and immediate vesting of all unvested stock options, SARs and restricted stock awards.
      . If termination following a change in control occurs on or after the date you attain age 55, you will receive a lump sum payment of the Retirement Benefit Replacement amount otherwise payable to you at age 57.

9.  Benefits and Perquisites - AMD makes available to our executives a broad
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    range of benefits and executive perqs., including health and dental insurance, 401(K) program with company matching and profit sharing. Enclosed are brochures describing these benefits and perqs. After your review, please direct any questions you may have to Reid Linney, Vice President Human Resources at (408) 749-2113 or to me.

10. Strategic Incentive - We will tailor a personalized inventive plan covering
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    the 2001, 2002 and 2003 fiscal years. This plan will enable you to participate in AMD's success relative to our annual EVA objectives, as specified in our business plan. The target award in any year will be 100% of salary, although you will have an opportunity to earn up to 125% of salary for exceeding planned EVA. A boundary condition for any award to be earned for a given year is that every AMD product group must achieve EVA of zero or better. Provided that condition is satisfied, you will begin to accrue an award as soon as AMD's overall EVA for the year equals 60% of planned EVA. If AMD as a whole achieves its planned EVA for the year, then your award will equal the target award. As agreed, you and Hector will jointly finalize the details of this plan.

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Bob, we believe that your career interests and accomplishments align very well with AMD's requirements, and that you will be a very successful member of our
executive team.   We look forward to your early acceptance of our offer.  Please call me if I can be of assistance to you.

Yours sincerely,

/s/ Stan Winvick                                  /s/ Bob Rivet 9/27/00

Stan Winvick
Senior Vice President
Human Resources

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